Exhibit 99.1

ContraVir Pharmaceuticals adds Renu Gupta, M.D., to Scientific Advisory Board

Edison, NJ, January 8, 2015 — ContraVir Pharmaceuticals, Inc. (OTCBB:CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today the addition of Renu Gupta, M.D., to the Company’s Scientific Advisory Board (SAB), formed in December 2014, to support the development of its targeted antiviral therapies including their lead antiviral product candidate, FV-100, the primary value driver for ContraVir.

James Sapirstein, Chief Executive Officer of ContraVir, commented, “Over the past year, we have grown into a multifaceted company capable of delivering and supporting multiple antiviral products in our targeted therapeutic arenas and likewise we continue to develop our counsel of scientific and clinical expertise by strategically appointing leaders in the field such as Dr. Gupta and others we are considering. The collective drug development experience we are amassing supports our corporate strategy of building out a successful pipeline of novel virology therapeutics.”

Dr. Gupta has more than 25 years of research and development, regulatory and senior management experience with the biopharmaceutical industry. Most recently she was a special advisor to the CEO of Insmed having served as the Chief Medical Officer and Executive Vice President of Development at Insmed Incorporated since December 2010, and previously served in the same capacity at Transave, Inc. since September 2006, which merged with Insmed in 2010. Since May 2003, she served as Senior Vice President of Development at Agenus Inc. Prior to that, Dr. Gupta served as the Vice President and Head of US Clinical Research and Development, and Global Head of Cardiovascular, Metabolics, Endocrine and Gastroenterology Research at Novartis. Dr. Gupta also spent almost 10 years at Bristol-Myers Squibb where she was responsible for leading scientific and medical strategy, high-level global marketing strategy, clinical research and business development for infectious diseases and immunology. She also spent two years at Covance as Vice President and Head of Medical, Safety, and Therapeutics. She has served as Co-Chair of Scientific Advisory Boards for Antivirals, Antifungals, and Immunology at BMS; Co-Chair of the Scientific Advisory Boards for Oncology and Infectious Diseases for Agenus, and later Chair of the Medical Advisory Council for Agenus; has been a member a Member of the Scientific Advisory Board at Cerimon Pharmaceuticals; Co-Chair of Steering Committees; and served for many years as a member of the Institute of Medicine Forum on Emerging Infections. Dr. Gupta is a Board member of Aim at Melanoma, and Director of Corbus Pharmaceuticals Holdings, Inc.

Dr. Gupta’s work is published in leading peer-reviewed journals, and she is active in numerous relevant academic and professional societies, where she is an invited guest speaker. She has established successful global partnerships with Academia, the Public Sector, and Advocacy groups. She has been an Invited speaker and panelist at FDA and

EMA workshops, and a presenter at Public Hearings.  Dr. Gupta received her Bachelor and Medical Degrees from the University of Zambia and completed her post-doctoral medical training at Albert Einstein Medical Center, the Wistar Institute of Anatomy and Biology, Children’s Hospital of Philadelphia, and the University of Pennsylvania, where she was faculty, and led a fully funded research laboratory examining host immune responses to viral infections, and advisor for pharmaceutical companies on vaccines and antivirals development.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies. ContraVir’s lead candidate, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is an infection caused by the reactivation of varicella zoster virus (VZV).  Published preclinical studies demonstrate that FV-100 is significantly more potent against VZV than acyclovir, famcyclovir, and valacyclovir, the FDA approved drug for treating shingles. Moreover, FV-100 has been shown to have a more rapid onset of antiviral activity in preclinical models, and may fully inhibit the replication of VZV more rapidly than these drugs at significantly lower concentration levels and with a better dosing regimen. Phase I trials of FV-100 in volunteers were successfully completed, as well as a Phase IIa clinical trial in shingles patients. ContraVir plans to conduct a large trial in patients with shingles to further explore FV-100’s potential to treat the long-lasting nerve pain typically associated with shingles. ContraVir was formed in May 2013 by Synergy Pharmaceuticals Inc. (NASDAQ:SGYP) and spun off as an independent public company in January 2014. For more information, please visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)

jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686